Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 31 to the registration statement on Form N-1A (“Registration Statement”) of our report dated February 24, 2014, relating to the financial statements and financial highlights which appears in the December 31, 2013 Annual Report to Shareholders of the Hansberger International Growth Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
April 28, 2014